EXHIBIT 3

JOINT FILING AGREEMENT

The undersigned hereby agree that this statement on Schedule 13D with respect to the beneficial ownership of shares of common stock of UQM Technologies, Inc. is filed jointly and on behalf of each of them.

Dated: October 5, 2017

Sinotruk (BVI) Limited

By:	/s/ Ma Chunji
Name: Ma Chunji
Title: Chairman of the Board

China National Heavy Duty Truck Group Co. Ltd.

By:	/s/ Ma Chunji
Name: Ma Chunji
Title: Chairman of the Board